EXHIBIT 2.2


   Amended and Restated Articles of Incorporation of AT&T Comcast Corporation

    The Articles of Incorporation of the Corporation shall be amended and restated in their entirety so as to read as follows:

     FIRST: The name of the Corporation is AT&T Comcast Corporation (the "Corporation").

     SECOND: The location and post office address of the Corporation's current registered office in this Commonwealth is:

        1500 Market Street, 35th floor
        Philadelphia, PA 19102-2148

     THIRD: The Corporation is incorporated under the provisions of the Business Corporation Law of 1988. The purpose or purposes for which the Corporation is organized are:

     To have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Business Corporation Law.

     FOURTH: The term of its existence is perpetual.

     FIFTH: A. The aggregate number of shares which the Corporation shall have authority to issue is SEVEN BILLION FIVE HUNDRED MILLION (7,500,000,000) shares of Class A Common Stock, par value $0.01 per share, SEVEN BILLION FIVE HUNDRED MILLION (7,500,000,000) shares of Class A Special Common Stock, par value $0.01 per share, SEVENTY FIVE MILLION (75,000,000) shares of Class B Common Stock, par value $0.01 per share, and TWENTY MILLION (20,000,000) shares of Preferred Stock, which the Board of Directors may issue, in one or more series, without par value, with full, limited, multiple, fractional, or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights as shall be fixed by the Board of Directors.

    B. The descriptions, preferences, qualifications, limitations, restrictions and the voting, special or relative rights in respect of the shares of each class of Common Stock are as follows:

        1. (a) Subject to paragraph (B)(1)(c) of this Article FIFTH, each share of Class A Common Stock shall entitle the holder thereof to the number of votes equal to a quotient the numerator of which is the excess of (i) the Total Number of Votes (as defined below) over (ii) the sum of (A) the Total Number of B Votes (as defined below) and (B) the Total Number of Other Votes (as defined below) and the denominator of which is the number of outstanding shares of Class A Common Stock (provided that if at any time there are no outstanding shares of Class B Common Stock, each share of Class A Common Stock shall entitle the holder thereof to one (1) vote) and each share of Class B Common Stock shall entitle the holder thereof to fifteen (15) votes. Holders of shares of Class A Special Common Stock shall not be entitled to vote for the election of Directors (as defined below in Article SIXTH) or any other matter except as may be required by applicable law, in which case each share of Class A Special Common Stock shall entitle the holder thereof to the same number of votes to which each holder of Class A Common Stock is entitled for each of such holder's shares of Class A Common Stock. "Total Number of Votes" on any record date is equal to a quotient the numerator of which is the Total Number of B Votes on such record date and the denominator of which is the B Voting Percentage (as defined below) on such record date. "Total Number of B Votes" on any record date is equal to the product of (i) 15 and (ii) the number of outstanding shares of Class B Common Stock on such record date. "Total Number of Other Votes" on any record date means the aggregate number of votes to which holders of all classes of capital stock of the Corporation other than holders of Class A Common Stock and Class B Common Stock are entitled to cast on such record date in an election of Directors. "B Voting Percentage" on any record date means the portion (expressed as a percentage) of the total number of votes entitled to be cast in an election of Directors by the holders of capital stock of the Corporation to which all holders of Class B Common Stock are entitled to cast on such record date in an election of Directors, as specified and determined pursuant to paragraph (B)(1)(c) of this Article FIFTH.

        (b) Except as provided in Article SEVENTH or required by applicable law, only the holders of Class A Common Stock, the holders of Class B Common Stock and the holders of any other class or series of Common Stock, Preferred Stock or other class of capital stock of the Corporation (if any) with voting rights shall be entitled to vote and shall vote as a single class on all matters with respect to which a vote of the shareholders of the Corporation is required or permitted under applicable law, these Articles of Incorporation, or the By-Laws of the Corporation. Whenever applicable law, these Articles of Incorporation or the By-Laws of the


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    Corporation provide for a vote of the shareholders of the Corporation on any matter, approval of such matter shall require the affirmative vote of a majority of the votes cast by the holders entitled to vote thereon unless otherwise expressly provided under applicable law, these Articles of Incorporation or the By-Laws of the Corporation.

        (c) Notwithstanding any other provision of these Articles of Incorporation, including paragraph (B)(1)(a) of this Article FIFTH, but subject to Article SEVENTH, with respect to any matter on which the holders of Class B Common Stock and the holders of one or more classes or series of Common Stock, Preferred Stock or any other class of capital stock of the Corporation (if any) vote as a single class, each share of Class B Common Stock shall entitle the holder thereof to the number of votes necessary so that, if all holders of Class B Common Stock and all holders of each such other class or series of Common Stock, Preferred Stock and other class of capital stock of the Corporation (if any) were to cast all votes they are entitled to cast on such matter, the holders of the Class B Common Stock in the aggregate would cast thirty three and one-third (33 1/3) per cent of the total votes cast by all such holders, subject to reduction as set forth in the following sentence. If at any time after the Effective Time for any reason whatsoever the number of shares of Class B Common Stock outstanding at such time is reduced below the number of shares of Class B Common Stock outstanding at the Effective Time (appropriately adjusted for any stock dividend paid in Class B Common Stock, stock splits or reverse stock splits of the Class B Common Stock or combinations, consolidations or reclassifications of the Class B Common Stock), the percentage specified in the preceding sentence shall be reduced to a percentage equal to the product of (i) thirty three and one-third (33 1/3) and (ii) the fraction obtained by dividing the number of shares of Class B Common Stock outstanding at such time by the number of shares of Class B Common Stock outstanding at the Effective Time (appropriately adjusted for any stock dividend paid in Class B Common Stock, stock splits or reverse stock splits of the Class B Common Stock or combinations, consolidations or reclassifications of the Class B Common Stock). No reduction in the percentage of the voting power of the Class B Common Stock pursuant to the preceding sentence shall be reversed by any issuance of Class B Common Stock that occurs after such reduction.

        2. The holders of Class A Common Stock, the holders of Class A Special Common Stock and the holders of Class B Common Stock shall be entitled to receive, from time to time, when and as declared, in the discretion of the Board of Directors, such cash dividends as the Board of Directors may from time to time determine, out of such funds as are legally available therefor, in proportion to the number of shares held by them, respectively, without regard to class.

        3. The holders of Class A Common Stock, the holders of Class A Special Common Stock, and the holders of Class B Common Stock shall be entitled to receive, from time to time, when and as declared by the Board of Directors, such dividends of stock of the Corporation or other property as the Board of Directors may determine, out of such funds as are legally available therefor. Stock dividends on, or stock splits of, any class of Common Stock shall not be paid or issued unless paid or issued on all classes of Common Stock, in which case they shall be paid or issued only in shares of that class; provided, however, that stock dividends on, or stock splits of, Class B Common Stock may be paid or issued in shares of Class A Special Common Stock. Any decrease in the number of shares of any class of Common Stock resulting from a combination or consolidation of shares or other capital reclassification shall not be permitted unless parallel action is taken with respect to each other class of Common Stock, so that the number of shares of each class of Common Stock outstanding shall be decreased proportionately. Notwithstanding anything to the contrary contained herein, in the event of a distribution of property, plan of merger or consolidation, plan of asset transfer, plan of division, plan of exchange, or recapitalization pursuant to which the holders of Class A Common Stock, the holders of Class A Special Common Stock and the holders of Class B Common Stock would be entitled to receive equity interests of one or more corporations (including, without limitation, the Corporation) or other entities, or rights to acquire such equity interests, then the Board of Directors may, by resolution duly adopted, provide that the holders of Class A Common Stock, the holders of Class A Special Common Stock, and the holders of Class B Common Stock, respectively and as separate classes, shall receive with respect to their Class A Common Stock, Class A Special Common Stock, or Class B Common Stock (whether by distribution, exchange, redemption or otherwise), in proportion to the number of shares held by them, equity interests (or rights to acquire such equity interests) of separate classes or series having substantially equivalent relative designations, preferences, qualifications, privileges, limitations, restrictions and rights as the relative designations, preferences, qualifications, privileges, limitations, restrictions and rights of the Class A Common Stock, Class A Special Common Stock and Class B Common Stock. Except as provided above, if there should be any distribution of property, merger, consolidation, purchase or acquisition of property or stock, asset transfer, division, share exchange, recapitalization or reorganization of the Corporation, the holders of Class A Common Stock, the holders of Class A Special Common Stock, and the holders of Class B Common Stock shall receive the shares of stock, other securities or rights or other assets as would be issuable or payable upon such distribution, merger, consolidation, purchase or acquisition of such property or stock, asset transfer, division, share exchange, recapitalization or reorganization in proportion to the number of shares held by them, respectively, without regard to class.


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        4. Each share of Class B Common Stock shall be convertible at the option of the holder thereof into one share of Class A Common Stock or one share of Class A Special Common Stock. Each share of Class B Common Stock shall be cancelled after it has been converted as provided herein.

        5. Subject to Article SEVENTH and except as otherwise permitted by applicable law, each and any provision of these Articles of Incorporation may from time to time, when and as desired, be amended by a resolution of the Board of Directors and the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, as determined in accordance with the provisions of this Article FIFTH. There shall be no class voting on any such amendments or on any other matter except as shall be required by Article SEVENTH or by applicable law, in which case there shall be required the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of each class entitled to vote by Article SEVENTH or by applicable law, voting as a separate class.

        6. If there should be any merger, consolidation, purchase or acquisition of property or stock, separation, reorganization, division or share exchange, the Board of Directors shall take such action as may be necessary to enable the holders of the Class B Common Stock to receive upon any subsequent conversion of their stock into Class A Common Stock or Class A Special Common Stock (as the case may be), in whole or in part, in lieu of any shares of Class A Common Stock or Class A Special Common Stock (as the case may be) of the Corporation, the shares of stock, securities, or other assets as would be issuable or payable upon such merger, consolidation, purchase, or acquisition of property or stock, separation, reorganization, division or share exchange in respect of or in exchange for such share or shares of Class A Common Stock or Class A Special Common Stock (as the case may be).

        7. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of Class A Common Stock, the holders of Class A Special Common Stock and the holders of Class B Common Stock shall be entitled to receive the assets and funds of the Corporation in proportion to the number of shares held by them, respectively, without regard to class.

        8. At all times the Board of Directors shall take such action to adjust the conversion privileges of the Class B Common Stock and the number of shares of Class B Common Stock to be outstanding after any particular transaction to prevent the dilution of the conversion rights of the holders of Class B Common Stock.

        9. Except as expressly set forth in these Articles of Incorporation (including, without limitation, this Article FIFTH and Article SEVENTH), the rights of the holders of Class A Common Stock, the rights of the holders of Class A Special Common Stock and the rights of the holders of Class B Common Stock shall be in all respects identical.

        10. Neither the holders of the Class A Common Stock nor the holders of the Class B Common Stock nor the holders of any other class or series of Common Stock, Preferred Stock or other class of capital stock of the Corporation, whether issued prior to or after the Effective Time, shall have cumulative voting rights.

    SIXTH:  Governance

    A. Definitions

        1. "AT&T" means AT&T Corp., a New York corporation.

        2. "AT&T Directors" means (i) those five (5) Directors designated by AT&T to serve as members of the Board of Directors pursuant to a contractual right of AT&T to designate such Directors, (ii) any Replacement AT&T Director and (iii) any Director elected to replace an AT&T Director at the 2004 annual meeting of shareholders of the Corporation or designated as an AT&T Director pursuant to the last sentence of paragraph (E)(2) of this Article SIXTH.

        3. "Board of Directors" means the Board of Directors of the Corporation.

        4. "CEO" means the Chief Executive Officer of the Corporation.

        5. "Chairman" means the Chairman of the Board of Directors.

        6. "Comcast" means Comcast Corporation, a Pennsylvania corporation.


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        7. "Comcast Directors" means (i) those five (5) Directors designated by
    Comcast to serve as members of the Board of Directors pursuant to a contractual right of Comcast to designate such Directors, (ii) any Replacement Comcast Director and (iii) any Director elected to replace a Comcast Director at the 2004 annual meeting of shareholders of the Corporation or designated as a Comcast Director pursuant to the last sentence of paragraph (E)(2) of this Article SIXTH.

        8. "Director" means a director of the Corporation.

        9. "Directors Nominating Committee" has the meaning specified in paragraph (E) of this Article SIXTH.

        10. "Effective Time" means the date and time at which these Amended and Restated Articles of Incorporation become effective with the Department of State of the Commonwealth of Pennsylvania.

        11. "Holiday" has the meaning specified in paragraph (B)(4) of this Article SIXTH.

        12. "Independent Director" means (i) those two (2) Independent Persons jointly designated by AT&T and Comcast to serve as members of the Board of Directors pursuant to a contractual right of AT&T and Comcast to designate such Directors, (ii) any Replacement Independent Director and (iii) any Director elected to replace an Independent Director at the 2004 annual meeting of shareholders of the Corporation or designated as an Independent Director pursuant to the last sentence of paragraph (E)(2) of this Article SIXTH.

        13. "Independent Person" means a disinterested, independent person (determined in accordance with customary standards for independent directors applicable to U.S. public companies), it being understood that (i) each individual who was a member of the Board of Directors of AT&T as of December 19, 2001 (other than Mr. C. Michael Armstrong) was deemed to be an Independent Person as of December 19, 2001, (ii) subject to clauses (iii) and (iv) of this definition, none of the members of the Board of Directors of Comcast as of December 19, 2001 was deemed to be an Independent Person as of December 19, 2001, (iii) Mr. Decker Anstrom was deemed to be an Independent Person as of December 19, 2001, (iv) for any period during which Mr. Decker Anstrom is not a Director, one person (other than Mr. Ralph J. Roberts, Mr. Brian L. Roberts, Mr. Julian A. Brodsky or Mr. Sheldon M. Bonovitz) designated by the CEO (which designation may be changed at any time by the CEO) who was a member of the Board of Directors of Comcast on December 19, 2001 and who would qualify as an Independent Person under this definition not taking into account clause (ii) of this definition shall be deemed to be an Independent Person; provided that such person shall not be eligible to be an AT&T Director or an Independent Director (any such designee, a "Comcast Independent Designee") and (v) none of the spouse, parents, siblings, lineal descendants, aunts, uncles, cousins and other close relatives (or their respective spouses) of Mr. Brian L. Roberts will be deemed Independent Persons at any time.

        14. "Initial Term" means the period beginning at the Effective Time and ending at the 2004 annual meeting of shareholders of the Corporation.

        15. "Replacement AT&T Director" has the meaning specified in paragraph
    (B)(2) of this Article SIXTH.

        16. "Replacement Comcast Director" has the meaning specified in paragraph (B)(2) of this Article SIXTH.

        17. "Replacement Director" has the meaning specified in paragraph (B)(2) of this Article SIXTH.

        18. "Replacement Independent Director" has the meaning specified in paragraph (B)(2) of this Article SIXTH.

        19. "Specified Period" means the period beginning at the Effective Time and ending at the 2005 annual meeting of shareholders of the Corporation or, if earlier, the date on which Mr. C. Michael Armstrong ceases to be the Chairman.

        20. "2004 Term" means the period beginning at the 2004 annual meeting of shareholders of the Corporation and ending at the 2005 annual meeting of shareholders of the Corporation.

    B. Directors

        1. From the Effective Time until the expiration of the 2004 Term, the Board of Directors shall consist of twelve (12) Directors. From the Effective Time until the expiration of the 2004 Term, the Board of Directors shall consist of the Comcast Directors, the


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    AT&T Directors and the Independent Directors. At all times, the Board of
    Directors shall consist of a majority of Independent Persons.

        2. From the Effective Time until the expiration of the 2004 Term, the Board of Directors shall take all action necessary to ensure that any seat on the Board of Directors held by (i) a Comcast Director which becomes vacant is filled promptly by a person designated by a majority of the Comcast Directors remaining on the Board of Directors (such person, a "Replacement Comcast Director"); provided that at all times one of the Comcast Directors must be an Independent Person, (ii) an AT&T Director which becomes vacant is filled promptly by a person designated by a majority of the AT&T Directors remaining on the Board of Directors (such person, a "Replacement AT&T Director") and (iii) an Independent Director which becomes vacant is filled promptly by an Independent Person designated by the Independent Director remaining on the Board of Directors or, if at such time, there is no Independent Director remaining on the Board of Directors, by the Board of Directors (such person, a "Replacement Independent Director" and, together with any Replacement Comcast Director and any Replacement AT&T Director, a "Replacement Director"); provided that the designation of any Replacement Independent Director by the Independent Director remaining on the Board of Directors shall be subject to the approval of the Board of Directors prior to such person becoming a Replacement Independent Director.

        3. Each of the Comcast Directors, AT&T Directors and Independent Directors at the Effective Time, and each Replacement Director elected to the Board of Directors in accordance with this Article SIXTH during the Initial Term, shall hold office until the expiration of the Initial Term and until such Director's successor has been selected and qualified or until such Director's earlier death, resignation or removal.

        4. Each of the Comcast Directors, AT&T Directors and Independent Directors immediately after the annual meeting of shareholders of the Corporation in 2004, and each Replacement Director elected to the Board of Directors in accordance with this Article SIXTH during the 2004 Term, shall hold office until the expiration of the 2004 Term and until such Director's successor has been selected and qualified or until such Director's earlier death, resignation or removal.

        5. The first (or in the event the Board of Directors calls an annual meeting of shareholders pursuant to the last sentence of this paragraph
    (B)(5), the second) annual meeting of shareholders of the Corporation after the Effective Time shall occur on such date and at such time in April 2004 as the Board of Directors may determine, or if the Board of Directors fails to set a date and time, on the second Thursday of April 2004 at 9:00 o'clock a.m., if, in either case, not a holiday on which national banks are or may elect to be closed ("Holiday"), and if such day is a Holiday, then such meeting shall be held on the next business day at such time. The second (or in the event the Board of Directors calls an annual meeting of shareholders pursuant to the last sentence of this paragraph (B)(5), the third) annual meeting of shareholders of the Corporation after the Effective Time shall occur on such date and at such time in April 2005 as the Board of Directors may determine, or if the Board of Directors fails to set a date and time, on the second Thursday of April 2005 at 9:00 o'clock a.m., if, in either case, not a Holiday, and if such day is a Holiday, then such meeting shall be held on the next business day at such time. The Corporation may, at the election of the Board of Directors, call an annual meeting of shareholders of the Corporation in 2003 for the purpose of conducting such business, other than the election of Directors, as the Board of Directors shall determine.

    C. Office of the Chairman

        1. At the Effective Time and during the Specified Period, there shall be an Office of the Chairman which shall be comprised of the Chairman and the CEO.

        2. The Office of the Chairman shall be the Corporation's principal executive deliberative body with responsibility for corporate strategy, policy and direction, governmental affairs and other matters of significance to the Corporation. The Chairman and the CEO shall advise and consult with each other with respect to each of the foregoing matters.

    D. Officers

        1. Chairman.

        (a) At the Effective Time and during the Specified Period, the Chairman shall be Mr. C. Michael Armstrong if he is willing and available to serve; provided that from and after April 1, 2004, if the Specified Period has not expired, Mr. C. Michael Armstrong shall be non- executive Chairman for the remainder of the Specified Period. After the Specified Period, the Chairman shall be Mr. Brian L. Roberts if he is willing and available to serve.


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        (b) The Chairman shall preside at all meetings of the shareholders of the Corporation and of the Board of Directors. In the absence of the Chairman, if the Chairman and the CEO are not the same person, the CEO shall chair such meetings.

        (c) The Chairman shall have the authority to call special meetings of the Board of Directors, in the manner provided by the By-Laws of the Corporation.

        (d) Removal of the Chairman shall require the affirmative vote of at least 75% of the entire Board of Directors until the earlier to occur of (i) the date on which neither Mr. C. Michael Armstrong nor Mr. Brian L. Roberts is the Chairman and (ii) the sixth anniversary of the expiration of the Initial Term.

        2. Chief Executive Officer and President.

        (a) At the Effective Time, the CEO shall be Mr. Brian L. Roberts if he is willing and available to serve. For so long as Mr. Brian L. Roberts shall be the CEO, he shall also be the President of the Corporation.

        (b) The powers, rights, functions and responsibilities of the CEO shall include, without limitation, the following, subject to the control and direction of the Board of Directors:

           (i) the supervision, coordination and management of the Corporation's business, operations, activities, operating expenses and capital allocation;

           (ii) matters relating to officers (other than the Chairman) and employees, including, without limitation, hiring, terminating, changing positions and allocating responsibilities of such officers and employees; provided that, if the Chairman and the CEO are not the same person, the CEO shall consult with the Chairman in connection with the foregoing as it relates to the senior executives of the Corporation; provided, further, that following the initial designation of officers by the CEO (in consultation with the Chairman) as provided herein, the election of officers shall be as provided in the By-Laws of the Corporation;

           (iii) all of the powers, rights, functions and responsibilities typically exercised by a chief executive officer and president of a corporation; and

           (iv) the authority to call special meetings of the Board of Directors, in the manner provided by the By-Laws of the Corporation.

        (c) Removal of the CEO shall require the affirmative vote of at least 75% of the entire Board of Directors until the earlier to occur of (i) the date on which Mr. Brian L. Roberts ceases to be the CEO and (ii) the sixth anniversary of the expiration of the Initial Term.

    E. Directors Nominating Committee.

        1. The Directors Nominating Committee (the "Directors Nominating Committee") shall have the power to nominate individuals for election by the shareholders of the Corporation as Directors at the 2004 annual meeting of shareholders of the Corporation and thereafter. During the Initial Term, the Directors Nominating Committee shall consist of Mr. Brian L. Roberts, if he is the Chairman or the CEO, one (1) Comcast Director who is an Independent Person selected by the Comcast Directors and two (2) Directors who are Independent Persons selected from the AT&T Directors by the AT&T Directors who are Independent Persons and the Independent Directors after consultation with Mr. Brian L. Roberts. During the Initial Term, if Mr. Brian L. Roberts is not the Chairman or the CEO, the Directors Nominating Committee shall consist of two (2) Comcast Directors selected by the Comcast Directors at least one of whom shall be an Independent Person and two (2) Directors who are Independent Persons selected from the AT&T Directors by the AT&T Directors who are Independent Persons and the Independent Directors after consultation with a Comcast Director selected by the two (2) Comcast Directors selected to serve on the Directors Nominating Committee. During the 2004 Term, the Directors Nominating Committee shall consist of Mr. Brian
    L. Roberts, if he is the Chairman or the CEO, one (1) Comcast Director who is an Independent Person selected by the Comcast Directors and three (3) Directors who are Independent Persons selected from the AT&T Directors and the Independent Directors by the Comcast Directors. During the 2004 Term, if Mr. Brian L. Roberts is not the Chairman or the CEO, the Directors Nominating Committee shall consist of two (2) Comcast Directors selected by the Comcast Directors at least one of whom shall be an Independent Person and three (3) Independent Persons selected from the AT&T Directors and the Independent Directors by the Comcast Directors.


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    After the 2004 Term, the Directors Nominating Committee shall consist of Mr.
    Brian L. Roberts, if he is the Chairman or CEO, and four (4) Directors who are Independent Persons selected by Mr. Brian L. Roberts; provided that no more than one (1) person who was a Comcast Director or a Comcast Independent Designee may be selected by Mr. Brian L. Roberts as a member of the Directors Nominating Committee pursuant to this sentence prior to the seventh anniversary of the date that such Director was initially elected to the Board of Directors. After the 2004 Term, if Mr. Brian L. Roberts is not the Chairman or CEO, the Directors Nominating Committee shall be constituted as determined by the Board of Directors. Notwithstanding the foregoing, if Mr. Brian L. Roberts is the Chairman or CEO but is ineligible to serve on the Directors Nominating Committee at any relevant time under the applicable rules of the principal U.S. securities exchange or quotation system on which the Class A Common Stock is listed and traded, (i) during the Initial Term and the 2004 Term the Directors Nominating Committee shall be composed as it would be composed if Mr. Brian L. Roberts were not the Chairman or CEO at such time (all of the members of which shall be eligible to serve under such rules) and (ii) after the 2004 Term the Directors Nominating Committee shall be composed of five (5) directors (all of whom shall be eligible to serve under such rules and at least four of whom shall be Independent Persons) selected by Mr. Brian L. Roberts; provided that no more than two (2) persons who were Comcast Directors or Comcast Independent Designees may be selected by Mr. Brian L. Roberts as members of the Directors Nominating Committee pursuant to this clause (ii) prior to the seventh anniversary of the date such Director was initially elected to the Board of Directors. At any time that Mr. Brian L. Roberts is a member of the Directors Nominating Committee, he shall be the Chairman of the Directors Nominating Committee. Subject to paragraph (E)(2) of this Article SIXTH, all powers otherwise held by the Board of Directors to nominate individuals for election by the shareholders of the Corporation as Directors shall reside exclusively in the Directors Nominating Committee, no such nominations shall be made by the Board of Directors and all nominations of the Directors Nominating Committee shall be submitted directly to the shareholders of the Corporation without any requirement that such nominations be submitted to the Board of Directors for its approval or ratification.

        2. If the Directors Nominating Committee is able to reach agreement on a full slate of nominations for the 2004 annual meeting of shareholders of the Corporation, each of the individuals selected as a nominee who is a Director then in office will maintain the status of a "Comcast Director," "AT&T Director" or "Independent Director," as the case may be, and each of the other individuals, if any, selected as a nominee will have the status determined by the Directors Nominating Committee; provided that five (5) of the nominees have the status of a "Comcast Director," five (5) of the nominees have the status of an "AT&T Director" and two (2) of the nominees have the status of an "Independent Director." If the Directors Nominating Committee is unable to reach agreement on a full slate of nominations for the 2004 annual meeting of shareholders of the Corporation, each of the Directors then in office shall be nominated for election as a Director at the 2004 annual meeting of shareholders of the Corporation and shall maintain the status of a "Comcast Director," "AT&T Director" or "Independent Director," as the case may be. In the event that any of such Directors declines to stand for election as a Director at the 2004 annual meeting of shareholders of the Corporation, a replacement nominee will be selected by
    (i) if the Director declining to stand for election is a Comcast Director, a majority of the Comcast Directors then in office (other than the Comcast Director declining to stand for election), (ii) if the Director declining to stand for election is an AT&T Director, a majority of the AT&T Directors then in office (other than the AT&T Director declining to stand for election) and (iii) if the Director declining to stand for election is an Independent Director, the other Independent Director then in office, subject to the prior approval of the Board of Directors (other than the Independent Director declining to stand for election); provided that if each of the Independent Directors declines to stand for election as a Director at the 2004 annual meeting of shareholders of the Corporation, replacement nominees will be selected by the Board of Directors (other than the Independent Directors). If a replacement nominee is selected to replace a declining Director pursuant to the preceding sentence, such replacement nominee shall be deemed to have the status of the declining Director as a "Comcast Director," "AT&T Director" or "Independent Director," as the case may be. If a person is elected as a Director at the 2004 annual meeting of shareholders who was not nominated pursuant to the provisions of this paragraph (E), such person will be deemed to have the status of the former Director he or she was elected in lieu of. If multiple persons are elected as Directors at the 2004 annual meeting of shareholders who were not nominated pursuant to the provisions of this paragraph (E) and it is not possible to determine whom they were elected in lieu of, their status as "Comcast Directors," "AT&T Directors" or "Independent Directors" shall be determined by the entire Board of Directors; provided that there shall be five (5) Comcast Directors, five (5) AT&T Directors and two (2) Independent Directors and the status of the other Directors shall not be affected as a result of such determination.

        3. Any action of the Directors Nominating Committee shall require the approval of a majority of the entire Directors Nominating Committee. If any provision of this paragraph (E) provides for a selection or determination to be made by any given group of Directors, such selection or determination shall require the approval of a majority of the Directors in such entire group, and (except as otherwise specifically provided) not the approval of any given subset of such group.


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



    F. Executive Committee. If the Board of Directors decides to establish an Executive Committee, if he is willing and able to serve and for so long as he shall be a member of the Board of Directors, Mr. Ralph J. Roberts shall be the Chairman of the Executive Committee.

    G. Amendment. Subject to paragraph (H) of this Article SIXTH, until the earlier to occur of (i) the date on which Mr. Brian L. Roberts is no longer serving as the Chairman or the CEO and (ii) the sixth anniversary of the expiration of the Initial Term, the provisions of this Article SIXTH and the provisions of Article 9 of the By-Laws may not be amended, altered, repealed or waived in any respect without the prior approval of at least 75% of the entire Board of Directors.

    H. Termination. If Mr. Brian L. Roberts is no longer serving as the Chairman or the CEO, the provisions of this Article SIXTH (other than paragraphs (A) and (E) and the last sentence of paragraph (B)(1), in each case of this Article SIXTH) shall terminate automatically without any further action of the Board of Directors or the shareholders of the Corporation; provided that notwithstanding the foregoing, in the event that Mr. Brian L. Roberts ceases to serve as the Chairman or the CEO prior to the 2005 annual meeting of shareholders of the Corporation, the provisions of paragraphs (A), (B), (C), (D)(1)(a)-(c) and (E) of this Article SIXTH shall survive through the close of such annual meeting.

    SEVENTH: In addition to any other approval required by law or by these Articles of Incorporation, and notwithstanding any provision of Article FIFTH, the approval of the holders of Class B Common Stock, voting separately as a class, shall be necessary to approve (i) any merger or consolidation of the Corporation with another entity or any other transaction, in each case that requires the approval of the shareholders of the Corporation pursuant to the law of the Commonwealth of Pennsylvania or other applicable law, or any other transaction that would result in any person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) owning shares representing in excess of 10% of the combined voting power of the resulting or surviving corporation, or any issuance of securities (other than pursuant to director or officer stock option or purchase plans) requiring shareholder approval under the applicable rules and regulations of any stock exchange or quotation system, (ii) any issuance of shares of Class B Common Stock or any securities exercisable or exchangeable for or convertible into shares of Class B Common Stock or (iii) any amendment to these Articles of Incorporation (including, without limitation, any amendment to elect to have any of Subchapters E, F, G, H, I and J or Section 2538 of Subchapter D, in each case of Chapter 25 of the Business Corporation Law of 1988, be applicable to the Corporation or any amendment to this Article SEVENTH) or the By-Laws of the Corporation or any other action (including, without limitation, the adoption, amendment or redemption of a shareholder rights plan) that would, in any such case, limit the rights of the holders of Class B Common Stock or any subsequent transferee of Class B Common Stock to transfer, vote or otherwise exercise rights with respect to capital stock of the Corporation. In addition to any other approval required by law or by these Articles of Incorporation, and notwithstanding any provision of Article FIFTH, the approval of the holder of any class or series of shares of the Corporation shall be necessary to approve any amendment to these Articles of Incorporation which would make any change in the preferences, limitations or rights of the shares of such class or series adverse to such class or series.

    EIGHTH: Special meetings of shareholders may be called only by the Board of Directors and may not be called by shareholders of the Corporation.

    NINTH: The shareholders of the Corporation shall not be permitted to act by written consent in lieu of a meeting; provided that notwithstanding the foregoing, the holders of a majority of the Class B Common Stock shall be permitted to act by written consent in lieu of a meeting in the exercise of their approval rights under Article SEVENTH.

    TENTH: The Board of Directors shall have the power to amend the By-Laws to the extent provided therein, subject only to applicable law. Any amendment to the By-Laws approved by the shareholders of the Corporation shall not be deemed to have been adopted by the Corporation unless it has been previously approved by the Board of Directors.

    ELEVENTH: No person who is or was a Director shall be personally liable, as such, for monetary damages (other than under criminal statutes and under federal, state and local laws imposing liability on directors for the payment of taxes) unless the person's conduct constitutes self-dealing, willful misconduct or recklessness. No amendment or repeal of this Article ELEVENTH shall apply to or have any effect on the liability or alleged liability of any person who is or was a Director for or with respect to any acts or omissions of the Director occurring prior to the effective date of such amendment or repeal. If the Business Corporation Law of 1988 is amended to permit a Pennsylvania corporation to provide greater protection from personal liability for its directors than the express terms of this Article ELEVENTH, this Article ELEVENTH shall be construed to provide for such greater protection.

    TWELFTH: No person who is or was an officer of the Corporation shall be personally liable, as such, for monetary damages (other than under criminal statutes and under federal, state and local laws imposing liability on directors for the payment of taxes) unless the person's conduct constitutes self-dealing, willful misconduct or recklessness. No amendment or repeal of this Article TWELFTH shall apply to or have any effect on the liability or alleged liability of any person who is or was an officer of the Corporation for or with respect to any acts or omissions of the officer occurring prior to the effective date of such amendment or repeal. If the Business Corporation Law of 1988 is amended to permit a Pennsylvania corporation to provide greater protection from personal liability for its officers than the express terms of this Article TWELFTH, this Article TWELFTH shall be construed to provide for such greater protection.

    THIRTEENTH: Any or all classes and series of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

    FOURTEENTH: Subchapters E, F, G, H, I and J and Section 2538 of Subchapter D, in each case of Chapter 25 of the Business Corporation Law of 1988, shall not be applicable to the Corporation.

    FIFTEENTH: Henceforth, these Articles supersede the original Articles and all amendments filed thereto.



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